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                                                                    Exhibit 23.3

                         INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
Health Partners, Inc.:



We consent to the incorporation by reference in the registration statements (Nos. 333-41989, 333-20007, and 333-31351) on Form S-3 and registration statements (Nos. 333-31341, 333-34027, 333-16741 and 33-00074) on Form S-8 of
FPA Medical Management, Inc. of our report dated February 28, 1997, with respect to the consolidated statement of financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the Annual Report on Form 10-K of FPA Medical Management, Inc. dated March 27, 1998.

                                        (signed) KPMG PEAT MARWICK LLP

White Plains, New York
March 27, 1998